Exhibit 10.149

FOURTH AMENDMENT TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of May 2, 2008, is made by and among GCI HOLDINGS, INC., an Alaska corporation (“Holdings”), GCI COMMUNICATION CORP., an Alaska corporation (“GCICC”), GCI CABLE, INC., an Alaska corporation, GCI FIBER COMMUNICATION CO., INC., an Alaska corporation, POTTER VIEW DEVELOPMENT CO., INC., an Alaska corporation, and ALASKA UNITED FIBER SYSTEM PARTNERSHIP, an Alaska partnership (each individually, a “Borrower” and, collectively, the “Borrowers”), the banks, financial institutions, and other lenders party hereto (the “Lenders”), and CALYON NEW YORK BRANCH, as administrative agent (the “Administrative Agent” and, in its capacity hereunder as arranger, the “Arranger”).  All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Credit Agreement (as defined below).

WHEREAS, the Borrowers, Administrative Agent, Initial Lenders and the other parties thereto entered into that certain Amended and Restated Credit Agreement, dated as of August 31, 2005 (as amended, supplemented or modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrowers, Administrative Agent and Lenders (as such term is defined in the Third Amendment) entered into that certain Third Amendment to the Amended and Restated Credit Agreement, dated as of September 14, 2007 (the “Third Amendment”), which implemented an incremental facility for the Borrowers in an amount equal to one hundred million dollars ($100,000,000.00) pursuant to Section 2.2(g) of the Credit Agreement;

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement to provide for additional incremental term loans (the “Additional Incremental Term Loans”) to be issued in an amount not to exceed one hundred forty five million dollars ($145,000,000.00), as more fully set forth herein;

WHEREAS, GCII wishes to consummate the AKD Transaction and the UUI Acquisition (each, as defined herein);

WHEREAS, the Administrative Agent and the Lenders are willing to amend the Credit Agreement to provide for the Additional Incremental Term Loans, subject to the terms and conditions more fully set forth herein, and to allow the consummation of the AKD Transaction and the UUI Acquisition, in each case subject to the terms and conditions more fully set forth herein; and

WHEREAS, the Lenders and Administrative Agent are willing to agree to such amendments more fully set forth herein, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Amendments to the Credit Agreement.

(a)                                  Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “AKD Investment” in its entirety and, in lieu thereof, inserting the following:

“‘AKD Investment’ shall mean AKD Debt in a total aggregate outstanding principal amount not to exceed thirty seven million dollars ($37,000,000) at any time.”

(b)                                 Section 1.1 of the Credit Agreement is hereby amended by deleting clause (iii) from the definition of “Excluded Asset Sales” and, in lieu thereof, inserting the following clause (iii):

“(iii)  any transfer of assets by any Loan Party to another Loan Party, by any UUI Entity that is not a Loan Party to any other UUI Entity that is not a Loan Party or by any UUI Entity that is not a Loan Party to a Loan Party (so long as such transferred assets are unencumbered at the time of transfer except for Permitted Liens specified in clauses (a) through (j) of the definition thereof), so long as the security interests granted to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents, if any, in the assets so transferred shall remain in full force and effect and remain perfected and of the same priority (to at least the same extent as in effect immediately prior to such transfer), provided that this clause (iii) shall not permit any Loan Party to transfer any assets to any of the UUI Entities (unless such UUI Entity is a Loan Party at the time of transfer) at any time or for any purpose without the prior written consent of the Administrative Agent;”

(c)                                  Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Excess Cash Flow” in its entirety and, in lieu thereof, inserting the following:

“‘Excess Cash Flow’ shall mean, for any fiscal quarter of the Borrowers and their Subsidiaries ended on a Calculation Date, based on the financial statements for such fiscal quarter required to be provided under Article 6 hereof, an amount not less than zero (0) and otherwise equal to the remainder, if any, without duplication, of (a) the Holdings Operating Cash Flow for such fiscal quarter minus (b) the sum of the following, in each case for and with respect to such fiscal quarter or as of such Calculation Date:  (i) Capital Expenditures; (ii) Pro Forma Debt Service; (iii) cash income tax expense for the Borrowers and their Subsidiaries; and (iv) to the extent not included in the calculation of Holdings Operating Cash Flow, legal fees and expenses of, or the payment of any judgment against, any Loan Party paid by any Borrowers.

(d)                                 Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “First Adjustment Date” in its entirety and, in lieu thereof, inserting the following:

“‘First Adjustment Date’ shall mean the date on which the respective Applicable Margins determined pursuant to Section 2.3(e) hereof in respect of the financial statements for the fiscal period ended June 30, 2008 (as described in and delivered pursuant to Section 6.1 hereof) first become effective in accordance with Section 2.3(e) hereof.”

(e)                                  Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Fixed Charge Coverage Ratio” in its entirety and, in lieu thereof, inserting the following:

“‘Fixed Charge Coverage Ratio’ shall mean, as of any Calculation Date and for the four fiscal-quarter period then ended, for GCII, the Borrowers and their respective Subsidiaries on a consolidated basis, the ratio of (a) Operating Cash Flow for GCII, the Borrowers and their respective Subsidiaries on a consolidated basis for such period to (b) Fixed Charges; provided that, for any Calculation Date occurring during the period beginning December 31, 2009, and ending March 31, 2010, the Fixed Charge Coverage Ratio shall be calculated on the basis of Operating Cash Flow for the two fiscal-quarter period then ended as of such Calculation Date multiplied by two (2).”

(f)                                    Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Fixed Charges” in its entirety and, in lieu thereof, inserting the following:

“‘Fixed Charges’ shall mean, for the four fiscal-quarter period ending on any Calculation Date, for GCII, the Borrowers and their respective Subsidiaries on a consolidated basis in each case for such fiscal period or as of such Calculation Date, the sum of (a) Pro Forma Debt Service, plus (b) Capital Expenditures paid in cash, plus (c) cash income tax expense.”

(g)                                 Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Lenders” in its entirety and, in lieu thereof, inserting the following:

“‘Lenders’ shall mean the Initial Lenders, any Incremental Lenders, any Additional Incremental Lenders and each Person that shall become a Lender hereunder pursuant to Section 11.5 for so long as such Initial Lender, Incremental Lender, Additional Incremental Lender or Person, as the case may be, shall be a party to this Agreement.”

(h)                                 Section 1.1 of the Credit Agreement is hereby amended by inserting in the definition of “Operating Cash Flow” the words “, the two fiscal-quarter period” immediately after the words “for the fiscal quarter” and immediately before the words “or the four fiscal-quarter period” therein.

(i)                                     Section 1.1 of the Credit Agreement is hereby amended by deleting from the definition of “Permitted Liens” (A) the word “and” at the end of clause (m) thereof and (B) the period at the end of clause (n) thereof, by inserting the phrase “; and” at the end of clause (n) thereof and by adding the following clause (o) at the end thereof:

“(o)  Liens on the assets of the UUI Entities while such UUI Entities are not Loan Parties, to the extent such Liens secure only the Indebtedness of the UUI Entities while such UUI Entities are not Loan Parties to the extent that such Indebtedness is permitted pursuant to Section 7.1(k) and Section 7.22  hereof.”

(j)                                     Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in the appropriate place based on alphabetical order:

“Additional Incremental Lenders” shall have the meaning ascribed to such term in Section 2.2(g) hereof.

“Additional Incremental Term Loans” shall have the meaning ascribed to such term in Section 2.2(g) hereof.

“AKD Transaction” shall mean the acquisition by GCII of the remaining minority interest in AKD not currently held by GCII (such that, after such acquisition, GCII shall own one hundred percent (100%) of the equity interest in AKD) and the acquisition of one hundred percent (100%) of the Capital Stock of Fire Lake Partners, L.L.C. (“Fire Lake”), a holding company whose only asset consists of the Capital Stock of AKD, and the subsequent or simultaneous mandatory contribution by GCII to Holdings or another Borrower of one hundred percent (100%) of the Capital Stock of each of AKD and Fire Lake, in all respects subject to the terms and conditions of Section 5.16 hereof.”

“AKD Transaction Documents” shall mean (i) that certain Notice of Intent to Acquire Alaska Digitel, LLC Interests & Fire Lake Partners, L.L.C., dated as of December 28, 2007, among GCII, AKD Holdings, LLC, Fire Lake Partners, L.L.C., Stephen Roberts and William M. Yandell, III, and (ii) a contribution agreement between GCII and Holdings or another Borrower in form and substance satisfactory to the Administrative Agent.

“First Additional Incremental Loan” shall have the meaning ascribed to such term in Section 2.2(g) hereof.

“Funding Period” shall have the meaning ascribed to such term in Section 2.2(g) hereof.

“Initial Additional Incremental Funding Date” shall mean the date on which the First Additional Incremental Loan is funded in accordance with Section 2.2(g) hereof.

“Initial Incremental Loans” shall have the meaning ascribed to such term in Section 2.2(g) hereof.

“Interest Coverage Ratio” shall mean, with respect to GCII, the Borrowers and their respective Subsidiaries on a consolidated basis for any fiscal period, the ratio of (a) Operating Cash Flow for GCII, the Borrowers and their respective Subsidiaries on a consolidated basis for such period to (b) Interest Expense.”

“Maximum UUI Investment Amount” shall mean an amount equal to forty three million dollars ($43,000,000).

“UUI Acquisition” shall mean the acquisition of the UUI Entities by any of the Borrowers or any of their Subsidiaries in accordance with Section 5.17 hereof.

“UUI Acquisition Date” shall mean the date on which the UUI Acquisition is consummated.

“UUI Acquisition Documents” shall mean the Stock Purchase Agreement dated as of October 12, 2007, by and between GCICC, United Companies, Inc., Sea Lion Corporation and Togiak Natives Limited.

“UUI Debt Documents” shall mean the documents listed on Schedule A attached hereto relating to loans from Rural Utilities Services or CoBank, ACB to any of the UUI Entities, in each case as such documents exist as of the UUI Acquisition Date (as the same may be amended or refinanced as permitted pursuant to the terms hereof and subject to the limitations set forth herein) or as of the date of any refinancing permitted pursuant to the terms herein; together with any and all documents relating to indebtedness incurred by any UUI Entity pursuant to Section 7.1(k)(ii) hereof.

“UUI Entities” shall mean each, any or all of United Utilities, Inc., Unicom, Inc. and United-KUC, Inc., as the context may require.

(k)                                  Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Excluded Capital Expenditure Period” and “Excluded Capital Expenditures” in their respective entireties.

(l)                                     Section 2.2(g) of the Credit Agreement is hereby amended by deleting the first sentence of clause (i) thereof in its entirety and, in lieu thereof, inserting the following text:

“Subject to the conditions set forth below, at any time and from time to time prior to the Maturity Date applicable to Revolving Loans, Borrowers shall have the right, in consultation with the Administrative Agent (but without the consent of any individual Lender), and upon not less than thirty (30) days’ prior written notice (other than with respect to the First Additional Incremental Loan) (a “Request for Incremental Loan”) to the Administrative Agent, to increase the aggregate Commitment as of the Agreement Date, provided that (x) the aggregate amount of the initial increase under this
Section 2.2(g) shall not exceed one hundred million dollars ($100,000,000), such amount having been funded in full on or prior to September 28, 2007 (individually, an “Initial Incremental Loan” and, collectively, the “Initial Incremental Loans”) and (y) the aggregate amount of any subsequent increase under this Section 2.2(g) shall not exceed one hundred forty five million dollars ($145,000,000) (individually, an “Additional Incremental Term Loan” and, collectively, the “Additional Incremental Term Loans”), such that the aggregate amount of all increases under this Section 2.2(g) shall not exceed two hundred forty five million dollars ($245,000,000) (each individual increase hereunder, an “Incremental Loan” and, collectively, the “Incremental Loans”), in each case, subject to the receipt by the Administrative Agent of written commitments totaling such requested increased amount of any such Incremental Loan from one or more existing Lenders and/or one or more banks or financial institutions approved in writing by the Administrative Agent (such existing Lenders and other banks or financial institutions that commit to any Incremental Loan, collectively, the “Incremental Lenders” and the “Initial Incremental Lenders” and/or the “Additional Incremental Lenders”, with respect to Initial Incremental Loans and Additional Incremental Term Loans, respectively).  Each Incremental Loan shall be pari passu in right of payment with all other existing Obligations.”

(m)                               Section 2.2(g) of the Credit Agreement is hereby amended by inserting the following text at the end of clause (i) thereof:

“The Additional Incremental Term Loans shall be available in multiple drawings during the period beginning on the Initial Additional Incremental Funding Date and ending ninety (90) days after the Initial Additional Incremental Funding Date (the “Funding Period”).  The first drawing shall be on the Initial Additional Incremental Funding Date in a minimum amount of seventy five million dollars ($75,000,000) (the “First Additional Incremental Loan”).  Subsequent to the Initial Additional Incremental Funding Date and through the last day of the Funding Period, Additional Incremental Term Loans may be funded in an aggregate amount not to exceed the difference between (i) one hundred forty five million dollars ($145,000,000) and (ii) the amount of the First Additional Incremental Loan, provided that any Additional Incremental Term Loan funded after the First Additional Incremental Loan shall be in a minimum amount of ten million dollars ($10,000,000).”

(n)                                 Section 2.2(g)(iii) of the Credit Agreement is hereby amended by (A) deleting the word “and” after clause (d) thereof, (B) deleting the period at the end of clause (e) thereof, (C) inserting the phrase “; and” at the end of clause (e) thereof and (D) inserting the following clause (f) at the end thereof:

“(f)  each of the conditions precedent to the making of each Loan hereunder in accordance with Section 3.2 shall have been satisfied.”

(o)                                 Section 2.3(e) of the Credit Agreement is hereby amended by deleting the first paragraph thereof, including the grid following the first paragraph, in its entirety and substituting the following paragraph and grid in lieu thereof:

“(e)  Applicable Margin.  With respect to all Loans hereunder, including, without limitation, any Incremental Loans or Additional Incremental Term Loans funded in accordance with Section 2.2(g), from and after May [   ], 2008, and until one (1) day prior to the First Adjustment Date, the Applicable Margin with respect to any Loans shall be at Level I as specified in the grid below.  On and after the First Adjustment Date, the Applicable Margin shall be, with respect to all Loans, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:”

		Applicable Margin for Eurodollar Loans		Applicable Margin for Base Rate Loans
Level	Total Leverage Ratio	Revolving Loans	Term Loans	Revolving Loans	Term Loans
I	> 3.75	425 bps	425 bps	325 bps	325 bps
II	> 3.25 but < 3.75	375 bps	425 bps	275 bps	325 bps
III	> 2.75 but < 3.25	325 bps	425 bps	225 bps	325 bps
IV	< 2.75	275 bps	425 bps	175 bps	325 bps

(p)                                 Section 2.4(b) of the Credit Agreement is hereby amended by deleting the text of clause (ii) thereof in its entirety and, in lieu thereof, inserting the following:

“(ii)  Commencing on the last day of the first calendar quarter following the issuance of any Incremental Term Loan, and at the end of each calendar quarter thereafter through and including June 30, 2011, the outstanding principal balance of any Incremental Term Loan shall be repaid in an amount, subject to Section 2.6(b), equal to the product of the outstanding principal balance of the Incremental Term Loan as of the end of such quarter multiplied by the percentage set forth in the table below as of the applicable calendar quarter end.

Calendar Quarters Ending During the Period:	Percentage of Term Loans Outstanding as of the close of business on August 31, 2005 to be Reduced Each Quarter:	Percentage of Incremental Term Loans Outstanding, if any, as of the end of each designated Quarter to be reduced at the end of such Quarter:
September 30, 2005 through and including June 30, 2011	0.25%	0.25%

The remaining balance of all Term Loans as of December 31, 2011, shall be repaid in two (2) equal installments on December 31, 2011, and August 31, 2012.  Notwithstanding anything to the contrary contained herein, any unpaid principal and interest owing on the Term Loans shall be due and payable in full on August 31, 2012.”

(q)                                 Section 2.5(b) of the Credit Agreement is hereby amended by deleting the reference to “.375%” therein and, in lieu thereof, inserting “0.50%”.

(r)                                    Section 5 of the Credit Agreement is hereby amended by adding the following Sections 5.16, 5.17, 5.18, 5.19 and 5.20 at the end thereof:

“Section 5.16.  AKD Transaction.  Notwithstanding anything contained herein to the contrary, the Borrowers and their Subsidiaries shall be permitted to consummate the AKD Transaction subject to the following terms and conditions:  (i) the delivery to the Administrative Agent of executed counterparts to documentation in form and substance reasonably satisfactory to the Administrative Agent pursuant to Section 5.12 hereof and such other documentation as the Administrative Agent may reasonably request and (ii)

the delivery to the Administrative Agent of evidence satisfactory to the Administrative Agent in its sole discretion of the Borrowers’, and their Subsidiaries’, pro forma compliance with the financial covenants set forth in Section 7.5 hereof.  For the avoidance of doubt and in accordance with Section 5.12 hereof, the Administrative Agent shall retain the right, upon the consummation of the AKD Transaction, to elect whether AKD shall become a Borrower or a Guarantor hereunder.”

“Section 5.17.  UUI Acquisition.  (i)  Notwithstanding anything contained herein to the contrary, and subject to Section 7.1(k) hereof, the Borrowers and their Subsidiaries shall be permitted to consummate the UUI Acquisition in accordance with the terms of the UUI Acquisition Documents as disclosed to the Administrative Agent and so long as such documents, as disclosed, are not amended or modified in any way without the prior written consent of the Administrative Agent; provided that in no event shall the aggregate amount of cash (whether the proceeds of Loans or other cash on hand) and other assets of the Borrowers and their Subsidiaries (other than cash or assets of the UUI Entities that are not Loan Parties) used directly or indirectly to directly or indirectly acquire the UUI Entities, any of the Capital Stock of the UUI Entities or any of the assets of the UUI Entities exceed the Maximum UUI Investment Amount; for the avoidance of doubt, the aggregate amount of proceeds of Loans, cash or assets of the Borrowers and their Subsidiaries (other than cash or assets of the UUI Entities that are not Loan Parties) used directly or indirectly to directly or indirectly acquire the UUI Entities, any of the Capital Stock of the UUI Entities or any of the assets of the UUI Entities shall be Investments for purposes of Section 7.21.  Upon the consummation of the UUI Acquisition, no UUI Entity shall become a Loan Party nor shall any UUI Entity be required to comply with the provisions of Section 5.12, including, but not limited to, the requirement that such UUI Entity pledge its assets; provided that, in the event that either (1) the UUI Debt Documents expire or terminate and are not otherwise refinanced or replaced in accordance with the terms of Section 7.22 or (2) the Indenture no longer prohibits a Restricted Subsidiary from being an obligor under the UUI Debt Documents, and the UUI Debt Documents no longer contain restrictions that restrict or prohibit the ability of the UUI Entities to incur Liens or pledge assets in order to secure indebtedness or assume obligations are no longer applicable, then the UUI Entities shall become Loan Parties hereunder as if the UUI Acquisition were permitted at the time of such acquisition and shall, within five (5) Business Days of such event, comply in all respects with each of the provisions of Section 5.12.

(ii)                                  The consummation of the UUI Acquisition is further conditioned upon the execution and delivery of a Pledge Amendment in substantially the same form as Exhibit B to that certain Borrower Pledge Agreement, dated as of August 31, 2005, by and between GCICC and the Administrative Agent, by which GCICC shall pledge to the Administrative Agent and shall grant to the Administrative Agent, for itself and for the benefit of the Lenders, a first priority security interest in all of the capital stock of the UUI Entities that is or shall be held by GCICC upon the consummation of the UUI Acquisition.”

“Section 5.18.  Interest Rate Hedge Agreements.  Within sixty (60) days from the date of funding of any Additional Incremental Term Loan pursuant to Section 2.2(g) hereof, Holdings shall have entered into Hedge Agreements, in form and substance satisfactory to the Administrative Agent, for not less than fifty percent (50%) of the aggregate principal balance of all Term Loans.”

“Section 5.19.  Mortgages.  Borrowers shall deliver to the Administrative Agent no later than (30) days following the last day of the Funding Period amended and restated mortgages securing the aggregate amount of all Loans, including but not limited to any Incremental Loans, under this Agreement.”

“Section 5.20.  Taxes on Account of the UUI Entities.  In the event that GCI will be required to make any payment on account of any cash income Taxes attributable to the UUI Entities that are not Loan Parties, (i) the Borrowers and their Subsidiaries other than the UUI Entities that are not Loan Parties shall cause the UUI Entities that are not Loan Parties to make an aggregate cash Distribution to GCICC in an amount equal to the amount of such Tax payment that will be made by GCI that is attributable to income of the UUI Entities that are not Loan Parties, and (ii) GCICC shall make a cash Distribution to Holdings in the same amount as the cash Distribution received from such UUI Entities and, in turn, Holdings shall make a Restricted Payment of a cash Distribution to GCII in the same amount as the cash Distribution that Holdings received from such UUI Entity.  For the avoidance of doubt, any such cash Distribution received by Holdings and in turn made to GCII shall reduce the amount of Distributions otherwise permitted to be made by the Borrowers and their Subsidiaries pursuant to clause (iii) of the second paragraph of Section 7.6(b).  Notwithstanding the foregoing, to the extent that GCI has the ability to fund the aforementioned Tax payments on account of income attributable to the UUI Entities that are not Loan Parties from sources other than Restricted Payments from any of the Borrowers or their Subsidiaries, GCICC shall not be required to make a Distribution to Holdings and, in turn, Holdings shall not be required to make a Distribution to GCII.”

(s)           Section 7.1 of the Credit Agreement is hereby amended by (A) amending clause (g) thereof by deleting the text thereof in its entirety and, in lieu thereof, inserting the following clause (g) and (B) adding the following clauses (k) and (l) at the end thereof:

“(g)  Indebtedness owed by a Loan Party to another Loan Party;”

“(k)  Indebtedness in an amount equal to (i) the actual amount of indebtedness of the UUI Entities owed to CoBank, ACB and the Rural Utilities Services as of the UUI Acquisition Date and reported to the Administrative Agent no later than one (1) Business Day following the consummation of the UUI Acquisition, provided that the principal amount of such indebtedness shall not exceed forty five million dollars ($45,000,000) and (ii) additional secured indebtedness incurred by the UUI Entities that are not Loan Parties following the UUI Acquisition, provided that the aggregate principal amount of such additional secured indebtedness of the UUI Entities shall not at any time exceed twenty million dollars ($20,000,000); provided further that such additional secured indebtedness shall not be secured at any time by any assets of any Loan Party or any assets of GCII;

provided further that any refinancing or replacement in compliance with Section 7.22(ii)(A) shall not be additional secured indebtedness for purposes of this clause (ii).”

“(l)  Indebtedness owed by a UUI Entity to another UUI Entity, so long as neither the obligor nor the obligee is a Loan Party hereunder.”

(t)            Section 7.3(a) of the Credit Agreement is hereby amended by deleting clause (iii) thereof in its entirety and, in lieu thereof, inserting the following:

“(iii)  so long as there exists no Default or Event of Default both before and after giving effect to such disposition, assets sales do not exceed an aggregate amount of $20,000,000 over the term of this Agreement.”

(u)           Section 7.3(b) of the Credit Agreement is hereby amended by adding the following proviso at the end thereof:

“provided that, notwithstanding anything contained herein to the contrary, in no event shall any Borrower or any Subsidiary of a Borrower enter into any of the permitted transactions, as described more fully in clauses (i) through (iv) of this Section 7.3(b), with any of the UUI Entities that are not Loan Parties at the time of such merger, consolidation or other transaction without the prior written consent of the Administrative Agent; provided further that mergers and consolidations shall be permitted between UUI Entities, so long as each UUI Entity party to such merger or consolidation is not a Loan Party.”

(v)           Section 7.4(c) of the Credit Agreement is hereby amended by (A) amending clauses (iv), (v) and (vi) thereof by deleting the text thereof in its entirety and, in lieu thereof, inserting the following clauses (iv), (v) and (vi) and (B) adding the following clauses (ix), (x), (xi), (xii), (xiii) and (xiv) at the end thereof:

“(iv)  the Loan Parties may make intercompany loans and advances between and among one another (collectively, the “Intercompany Loans”), provided that each obligor and obligee in respect of such Intercompany Loan shall have executed and delivered to the Administrative Agent a counterpart of the Subordination Agreement or a joinder agreement making such obligor or obligee a party to the Subordination Agreement;”

“(v)  the Borrowers and their Subsidiaries may make capital contributions to their Subsidiaries that are Loan Parties;”

“(vi)  The Borrowers and their Subsidiaries (other than the non-Loan Party UUI Entities ) may (x) establish Subsidiaries in compliance with Section 5.12 and (y) make Investments in such Subsidiaries to the extent permitted by the other applicable clauses of this Section 7.4; provided that the UUI Entities that have not become Loan Parties hereunder may not establish any Subsidiaries without the prior written consent of the Administrative Agent;”

“(ix)  the AKD Investment;”

“(x)  the Loan Parties may make Investments in any UUI Entity that is not a Loan Party so long as the aggregate amount of all such Investments does not exceed the Maximum UUI Investment Amount or are made pursuant to Section 7.21(ii);”

“(xi)  the UUI Entities may make intercompany loans and advances between and among one another so long as neither party to such intercompany loans or advances is a Loan Party;”

“(xii)  any UUI Entity that is not a Loan Party may make capital contributions to its Subsidiaries;”

“(xiii)  GCICC may make cash Investments in any UUI Entity that is not a Loan Party so long as such Investment is funded by a concurrent cash distribution from a UUI Entity that is not a Loan Party (other than the UUI Entity into which GCICC is making such Investment) to GCICC in an amount equal to such cash Investment by GCICC, and the Administrative Agent hereby releases any Liens in favor of the Administrative Agent that may otherwise attach to such cash Investment pursuant to the terms of the Security Documents; for the avoidance of doubt, in the event that a UUI Entity that is not a Loan Party makes a cash distribution to GCICC that is not immediately used to fund a cash Investment in another UUI Entity that is not a Loan Party, there shall be no release by the Administrative Agent of any Lien in favor of the Administrative Agent pursuant to the terms of the Security Documents with respect to such cash;”

“(xiv)  GCICC may make Investments of assets in any UUI Entity that is not a Loan Party so long as such Investment of assets is made with an asset received directly from a UUI Entity that is not a Loan Party (other than the UUI Entity into which GCICC is making such asset Investment) by GCICC immediately prior to the Investment of such asset by GCICC, and the Administrative Agent hereby releases any Liens in favor of the Administrative Agent that may otherwise attach to such asset Investment pursuant to the terms of the Security Documents; for the avoidance of doubt, in the event that a UUI Entity that is not a Loan Party makes an asset distribution to GCICC that is not immediately used to make an asset Investment in another UUI Entity that is not a Loan Party, there shall be no release by the Administrative Agent of any Lien in favor of the Administrative Agent pursuant to the terms of the Security Documents with respect to such asset.”

(w)          Section 7.5 of the Credit Agreement is hereby amended by deleting the text thereof in its entirety and, in lieu thereof, inserting the following:

“Financial Covenants.  The Borrowers and their Subsidiaries shall not, as of any Calculation Date:

(a)  Total Leverage Ratio:  permit the Total Leverage Ratio to exceed (i) 5.25:1.00 for the period beginning on the Initial Additional Incremental Funding Date and ending on June 30, 2009, (ii) 5.00:1.00 for the period beginning on July 1, 2009, and ending on December 31, 2009, and (iii) 4.50:1.00 for the period beginning January 1, 2010, and ending on August 31, 2012.

(b)  Senior Debt Ratio:  permit the Senior Debt Ratio to exceed (i) 3.25:1.00 for the period beginning on the Initial Additional Incremental Funding Date and ending on June 30, 2009, and (ii) 3.00:1.00 for the period beginning July 1, 2009, and ending on August 31, 2012.

(c)  Fixed Charge Coverage Ratio:  beginning December 31, 2009, permit the Fixed Charge Coverage Ratio to be less than 1.0:1.0.

(d)  Interest Coverage Ratio:  permit the Interest Coverage Ratio to be less than (i) 2.50:1.00 for the period beginning on the Initial Additional Incremental Funding Date and ending on September 30, 2009, and (ii) 2.75:1.00 for the period beginning October 1, 2009, and ending on August 31, 2012.

(e)  Capital Expenditures:  permit Capital Expenditures to exceed the amount set forth below for the applicable period:

Fiscal Year Ended	Maximum Capital Expenditure Amount
December 31, 2008	$225,000,000
December 31, 2009	$125,000,000
December 31, 2010	$125,000,000
December 31, 2011, and each fiscal year ended thereafter	$100,000,000

For purposes of this Section 7.5(d), “Maximum Capital Expenditure Amount” shall mean, for each fiscal year of the Borrowers and their Subsidiaries, the amount set forth in the grid above opposite such fiscal year.

However, to the extent that the aggregate Capital Expenditures made or otherwise incurred by the Borrowers and their Subsidiaries on a consolidated basis during the fiscal year ended December 31, 2008, are less than the Maximum Capital Expenditure Amount set forth above for such fiscal year (such difference, the “2008 Carryover Amount”), then for the fiscal year that will commence on January 1, 2009 (the “2009 Fiscal Year”), in addition to making or otherwise incurring aggregate Capital Expenditures in an amount up to the Maximum Capital Expenditure Amount for the 2009 Fiscal Year, the Borrowers and their Subsidiaries on a consolidated basis may expend or otherwise incur additional Capital Expenditures during the 2009 Fiscal Year in an aggregate amount not to exceed the 2008 Carryover Amount.  For each fiscal year of the Borrowers and their Subsidiaries commencing on or after January 1, 2010 (each such subsequent fiscal year, a “Subsequent Fiscal Year”), the Borrowers and their Subsidiaries on a consolidated basis may make or otherwise incur Capital Expenditures during a Subsequent Fiscal Year in an aggregate amount not to exceed the sum of (x) the Maximum Capital Expenditure Amount for such Subsequent Fiscal Year and (y) the Prior Year Carryover Amount (as defined below) for such Subsequent Fiscal Year, if any.  Except as set forth below, with respect to any fiscal year of the Borrowers and their Subsidiaries on a consolidated basis, the Prior Year Carryover Amount shall mean the Dollar amount equal to the lesser of (a) the Maximum Capital Expenditure Amount for the Borrowers and their Subsidiaries for the prior fiscal year and (b) the positive difference, if any, between (x) the sum of (i) the Maximum Capital Expenditure Amount for the Borrowers and their Subsidiaries for the prior fiscal year and (ii) the Prior Year Carryover amount for the prior fiscal year, if any, and (y) the aggregate amount of actual Capital Expenditures made or otherwise incurred by the Borrowers and their Subsidiaries on a consolidated basis during the prior fiscal year; provided, however, the Prior Year Carryover Amount for the fiscal year of the Borrowers and their Subsidiaries that will commence on January 1, 2009, will be an amount equal to the 2008 Carryover Amount.”

(x)            Section 7.6(b) of the Credit Agreement is hereby amended by (i) deleting the third paragraph thereof in its entirety (for the avoidance of doubt, the deleted paragraph begins with the words “Notwithstanding the foregoing, to the extent that any Loan Party” and ends with the words “solely for the purpose of making Investments in AKD”) and (ii) deleting the second paragraph thereof in its entirety and, in lieu thereof, inserting the following:

“Notwithstanding anything to the contrary contained in this Agreement, no Restricted Payments shall be made by any Loan Party to a UUI Entity or on behalf of or on account of any UUI Entity so long as such UUI Entity is not a Loan Party.  Further notwithstanding anything to the contrary set forth in this Agreement and other than Restricted Payments permitted by exceptions expressly set forth in this sentence and the exception expressly set forth in the following sentence, the Borrowers shall not, and shall cause each of their respective Subsidiaries not to make any Restricted Payments other than (i) those payments permitted pursuant to clause (c) of the definition of Restricted Payments (other than payments to any UUI Entity that is not a Loan Party which shall at all times be prohibited); (ii) payments from one Loan Party to another Loan Party or from a UUI Entity that is not a Loan Party to a Loan Party; or (iii) so long as there is no Default or Event of Default both immediately before and after giving effect to any such Restricted Payment, Restricted Payments in the form of Distributions to GCII in an amount not in excess of cash income Taxes paid by GCI on income attributable to the Borrowers and their Subsidiaries; provided, however, that the restrictions set forth in this sentence shall not apply so long as (x) for the two consecutive quarters ended immediately preceding any such Restricted Payment and (y) immediately following any such Restricted Payment, after giving effect to indebtedness, if any, incurred in connection therewith, on a pro forma basis, the Total Leverage Ratio is less than 4.00:1.00.

Notwithstanding anything to the contrary contained in this Agreement, Borrowers and their Subsidiaries may make Restricted Payments to GCII for the purpose of, and in an amount sufficient to fund, the payment of interest in respect of the Senior Notes (provided, that such payment is due or to become due within 30 days from the date of such Restricted Payment) at a time where there does not exist a Default (provided that, in no event, shall the Borrowers and their Subsidiaries be prohibited from making such Restricted Payments as set forth in this paragraph for more than 180 days in any consecutive 360-day period, unless (x) there exists an Event of Default under Section 8.1(b) or (y) the maturity of the Loans has been accelerated).”

(y)           Section 7.8 of the Credit Agreement is hereby amended by deleting clause (ii) thereof in its entirety and, in lieu thereof, inserting the following:

“(ii)  any transaction or series of transactions between one Loan Party and another Loan Party or between one UUI Entity and another UUI Entity, so long as no Loan Party engages in any such transaction with any UUI Entity that is not a Loan Party;”

(z)            Section 7.10 of the Credit Agreement is hereby amended by adding the following clause (c) to the end thereof:

“or (c) any negative pledge on the property of any UUI Entity under any UUI Debt Document.”

(aa)         Section 7.11 of the Credit Agreement is hereby amended by adding the following clause (d) to the end thereof:

“and (d) the UUI Debt Documents.”

(bb)         Section 7 of the Credit Agreement is hereby amended by adding the following Sections 7.20, 7.21 and 7.22 at the end thereof:

“Section 7.20.  Capital Stock Repurchase.  The Borrowers shall not, and shall cause each of their Subsidiaries not to, make any distributions to GCII that, either directly or indirectly, would provide liquidity to GCI to fund the repurchase or redemption of shares of GCI’s Capital Stock; provided that, such distributions shall be permitted to be made to GCII to fund the repurchase or redemption of shares of GCI’s Capital Stock so long as (x) for the two consecutive quarters ended immediately preceding any such distribution and (y) immediately following any such repurchase, after giving effect to indebtedness, if any, incurred in connection therewith, on a pro forma basis, the Total Leverage Ratio is less than 4.00:1.00.

Section 7.21.  UUI Investments.  (i)  Notwithstanding the provisions of Sections 7.4 and 7.6, and except as set forth in Section 7.21(ii) below, the Borrowers, GCII and their respective Subsidiaries (other than the UUI Entities that have not become Loan Parties) shall not make any direct or indirect Investments in the UUI Entities (other than Investments in UUI Entities that have become Loan Parties) in an aggregate amount exceeding the Maximum UUI Investment Amount; for the avoidance of doubt, any proceeds of Loans, any cash or any other assets of the Borrowers or any of their Subsidiaries (other than the UUI Entities that have not become Loan Parties) used directly or indirectly (i) to directly or indirectly acquire the UUI Entities, any of the Capital Stock of any of the UUI Entities or any of the assets of the UUI Entities or (ii) to make any other Investment in any of the UUI Entities (other than Investments in any UUI

Entity that has become a Loan Party) after the consummation of the UUI Acquisition, in each case, shall constitute Investments for purposes of this provision.  For the further avoidance of doubt, the amount of any cash Investment or asset Investment made by GCICC in accordance with the terms and restrictions of Sections 7.4(c)(xiii) and 7.4(c)(xiv), respectively, shall not constitute Investments for purposes of this Section 7.21(i).

(ii)  Following the consummation of the UUI Acquisition, the Borrowers and their Subsidiaries (other than the UUI Entities that are not Loan Parties) may make additional Investments in the UUI Entities that are not Loan Parties in an aggregate amount not to exceed at any time one million dollars ($1,000,000) for working capital purposes only, and such Investments shall not constitute Investments for purposes of Section 7.21(i).

Section 7.22.  UUI Indebtedness.  (i)  Notwithstanding the provisions of Section 7.15, in no event shall the Borrowers, GCII or their Subsidiaries (other than the UUI Entities that have not become Loan Parties) be permitted to guarantee or otherwise become liable for Indebtedness of any kind of any UUI Entity that is not a Loan Party.

(ii)           From and after the UUI Acquisition Date, the Borrowers shall not, and shall cause each of their Subsidiaries (other than the UUI Entities) not to, permit the UUI Entities to:

(A)          refinance or otherwise replace the indebtedness existing under the terms of the UUI Debt Documents relating to Indebtedness of the UUI Entities pursuant to Section 7.1(k)(i), in each case in accordance with the terms thereof, with indebtedness other than indebtedness to Rural Utilities Services and CoBank, ACB, as applicable, as lenders under the UUI Debt Documents;

(B)           refinance or otherwise replace any indebtedness incurred pursuant to Section 7.1(k)(ii) with indebtedness other than indebtedness to the initial lender or lenders providing such financing; and

(C)           incur additional indebtedness in the event that the indebtedness of the UUI Entities under the UUI Debt Documents relating to Indebtedness of the UUI Entities pursuant to Section 7.1(k)(i) terminates or is otherwise satisfied other than as a result of a refinancing or replacement pursuant to subsection (A).”

(cc)         Section 8.1(j) of the Credit Agreement is hereby amended by adding the following proviso at the end of clause (i) thereof:

“provided that, this Section 8.1(j) shall not apply to a default by any UUI Entity under the UUI Debt Documents so long as the Indenture remains in full force and effect.”

2.             Conditions to the Effectiveness of this Amendment.  The effectiveness of this Amendment is conditioned upon (i) the delivery to the Administrative Agent of (A) counterparts to this Amendment executed by each of the Borrowers, the Majority Lenders, the Administrative Agent and any other Lender required pursuant to the provisions of Section 11.12(b) of the Credit Agreement, (B) an executed amendment to the GCII Guaranty in form and substance reasonably satisfactory to the Administrative Agent which shall include, without limitation, a negative pledge with respect to the Capital Stock of the UUI Entities subject to exceptions to allow for the pledge of the Capital Stock of United-KUC, Inc. as security for the indebtedness permitted pursuant to Section 7.1(k) of the Credit Agreement and (C) such other documentation as the Administrative Agent may reasonably request; (ii) the payment of all fees and expenses due and owing to the Administrative Agent and the Arranger; (iii) one or more legal opinions of counsel to the Borrowers, in each case, in form, scope and substance satisfactory to the Administrative Agent; and (iv) the receipt by the Administrative Agent of written commitments totaling the amount of the First Additional Incremental Loan, and reflected on a revised Schedule 4-B to the Credit Agreement to be provided to the Administrative Agent on the date hereof, from one or more Additional Incremental Lenders.  Upon the Administrative Agent’s receipt of each such items above, this Amendment shall become effective as of the date hereof and the Additional Incremental Term Loans shall become available for funding to the Borrowers and their Subsidiaries in accordance with Section 2.2(g) of the Credit Agreement.

3.             Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Amendment, each of the Borrowers and their Subsidiaries that are Loan Parties does hereby represent and warrant that as of the date hereof:

(a)            there exists no Default or Event of Default under the Credit Agreement or any of the other Loan Documents;

(b)           each Borrower has the power and authority and has taken all the necessary action to authorize the execution, delivery and performance of this Amendment and the incurrence of the Additional Incremental Term Loans;

(c)            this Amendment and the incurrence of the Additional Incremental Term Loans have been duly executed and delivered by the duly authorized officers of the Borrowers, and this Amendment and the Credit Agreement, as amended hereby, are the legal, valid and binding obligation of each Borrower enforceable against each Borrower in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity;

(d)           the execution, delivery and performance of this Amendment and the incurrence of the Additional Incremental Term Loans and in accordance with the terms herein do not and will not, with the passage of time, the giving of notice or otherwise: (i) require any consent, approval, authorization, permit or license, governmental or otherwise which has not already been obtained or is not in full force and effect or violate any applicable law relating to any Borrower; (ii) conflict with, result in a breach of or constitute a default under (A) the articles or certificate of incorporation or bylaws, operating agreement or the partnership agreement, as the case may be, of any Borrower, (B) any indenture, material agreement or other material instrument to which any Borrower is a party or by which any of its properties may be bound, or (C) any material Licenses; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrowers other than Permitted Liens;

(e)                                  Fire Lake is a holding company with no assets, other than the capital stock of AKD, and owes no liabilities to any party whatsoever;

(f)                                    Neither GCI nor any of its Affiliates has an ownership interest of any kind in United Companies, Inc.

4.                                       [Intentionally Reserved]

5.                                       General.   This Amendment:

(a)                                   shall be deemed to be a Loan Document;

(b)                                  embodies the entire understanding and agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written; and

(c)                                   may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart by facsimile shall be equally effective as delivery of a manually executed counterpart to this Amendment.

6.                                       No Course of Dealing or Performance.  Each of the Borrowers acknowledges and agrees that the execution, delivery and performance of this Amendment by the Administrative Agent and each of the Lenders does not and shall not create (nor shall Borrowers rely upon the existence of or claim or assert that there exists) any obligation of any of the Lenders and the Administrative Agent to consider or agree to any other amendment of or consent with respect to any of the Loan Documents, or any other instrument or agreement to which the Administrative Agent or any Lender is a party (collectively an “Amendment or Consent”), and in the event that the Administrative Agent or any of the Lenders subsequently agree to consider any requested Amendment or Consent, neither the existence of this Amendment, nor any other conduct of the Administrative Agent or any of the Lenders related hereto, shall be of any force or effect on the Administrative Agent’s or any of the Lenders’ consideration or decision with respect to any such requested Amendment or Consent, and the Administrative Agent and the Lenders shall not have any obligation whatsoever to consider or agree to any such Amendment or Consent.

7.                                       Fees and Expenses.  The Borrowers and their Subsidiaries hereby acknowledge and agree that all fees and expenses as described in Section 11.2 of the Credit Agreement incurred by the Administrative Agent, including, without limitation, those related to the preparation, arrangement, negotiation, documentation, syndication, closing and administration of the transactions contemplated by this Amendment, whether or not such transactions are consummated, shall be for the account of the Borrowers.

8.                                       Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

9.                                       Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF

NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date first written above.

Borrowers:

GCI HOLDINGS, INC.
GCI COMMUNICATION CORP.
GCI CABLE, INC.
GCI FIBER COMMUNICATION CO., INC.
POTTER VIEW DEVELOPMENT CO., INC.
each an Alaska corporation,

By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Secretary/Treasurer

ALASKA UNITED FIBER SYSTEM PARTNERSHIP,
an Alaska partnership

By: GCI COMMUNICATION CORP.,
its general partner

By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Senior Vice President

By: GCI HOLDINGS, INC.,
its general partner

By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Senior Vice President

CALYON NEW YORK BRANCH,
as Administrative Agent and Lender

By:	/s/ W. Michael George
Name: W. Michael George
Title: Managing Director

By:	/s/ John McCloskey
Name: John McCloskey
Title: Managing Director

UNION BANK OF CALIFORNIA, N.A.,
as Lender

By:	/s/ Richard Vian
Name: Richard Vian
Title: Vice President

COBANK, ACB,
as Lender

By:	/s/ Ted Koerner
Name: Ted Koerner
Title: Managing Director

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Steve Taylor
Name: Steve Taylor
Title: Manager, Alaska Commercial Banking Group

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender

By:	/s/ Julie Meade
Name: Julie Meade
Title: Authorized Signatory

CIT LENDING SERVICES CORPORATION, as Lender

By:	/s/ Tom Westdyk
Name: Tom Westdyk
Title: Vice President

BNP PARIBAS, as Lender

By:	/s/ Ola Anderssen
Name: Ola Anderssen
Title: Director

By:	/s/ Yung Wu
Name: Yung Wu
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Thomas G. Gunder
Name: Thomas G. Gunder
Title: SVP